Exhibit 5.3

Linklaters LLP World Trade Centre Amsterdam Zuidplein 180 1077 XV Amsterdam Telephone (31 20) 799 6200 Facsimile (31 20) 799 6300
CGGVeritas Services Holding B.V.
Zuidplein 36
1077 XV Amsterdam
The Netherlands
23 November 2009
Dear Sirs,
CGGVeritas Services Holding B.V. — Registration under the United States Securities Act of 1933, as amended, (the “Act”) of U.S.$ 350,000,000 9 1/2% Senior Notes due 2016
1	Introduction
We have acted as Dutch legal advisers to CGGVeritas Services Holding B.V (the “Company”) in connection with the registration under the Act by Compagnie Générale de Geophysique–Veritas (the “Issuer”) of the proposed offer (the “Offer”) to exchange the Issuer’s U.S.$ 350,000,000 9 1/2% Senior Notes due 2016 (the “Exchange Notes”) for a like principal amount of the Issuer’s 9 1/2% Senior Notes due 2016 (the “Original Notes” and together with the Exchange Notes, the “Notes”). The Original Notes are, and the Exchange Notes will be, issued pursuant to an indenture dated as of 9 June 2009 between the Issuer, the Company, certain subsidiaries of the Issuer (such subsidiaries other than the Company, the “Guarantors”) and The Bank of New York Mellon Trust Company, National Association (the “Indenture”). The Notes are stated to be unconditionally and irrevocably guaranteed by the Company and the Guarantors.
2	Dutch Law
This opinion is limited to Dutch law as applied by the Dutch courts and published in print and in effect on the date of this opinion, excluding tax law, the laws of the European Union (insofar as not implemented or incorporated in Dutch law) and market abuse, competition and procurement laws. This opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Dutch law after the date of this opinion. It is given on the basis that it and all matters relating to it will be governed by and construed in accordance with Dutch law and that any action relating to it can only be brought before a Dutch court. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The Dutch concepts concerned may not be identical to the concepts described by the English terms as they may exist or be interpreted under the laws of jurisdictions other than the Netherlands.

3	Scope of Inquiry

For the purpose of this opinion we have examined the following documents:

3.1	A faxed copy of an extract from the trade register obtained from the chamber of commerce for Amsterdam (the “Chamber of Commerce”) regarding the Company dated 23 November 2009.

3.2	A faxed copy of a notarial deed of incorporation of the Company dated 20 October 2008 and of its the articles of association as most recently amended on 22 December 2008, both as obtained from and according to the Chamber of Commerce.

3.3	A print-out of an electronic copy of the minutes of a meeting of the management board of the Company held on 29 May 2009.

3.4	A print-out of an electronic copy of a written resolution of the supervisory board of the Company dated 29 May 2009.

3.5	A print-out of an electronic copy of a written resolution of the general meeting of shareholders of the Company dated 29 May 2009.

3.6	A print-out of an electronic copy of an executed copy of the Indenture.

3.7	A print-out of an electronic copy of a registration statement on Form F-4 and Form S-4 as filed with the Securities and Exchange Commission on 23 November 2009 (the “Registration Statement”), including a prospectus, (the “Prospectus”) relating to the Exchange Notes.

References to “documents” are to the Notes and any and all documents mentioned in this paragraph 3, unless the context requires otherwise. Our examination has been limited to the text of the documents. In addition we have obtained the following confirmations given by telephone or otherwise on the date of this opinion:
3.8	Confirmation from the Chamber of Commerce that the trade register extract referred to in paragraph 3.1 is up to date in all respects material for this opinion.

3.9	Confirmation from the insolvency office (afdeling insolventie) of the competent court in Amsterdam and the central insolvency register (centraal insolventieregister) in The Hague that the Company is not registered as having been declared bankrupt (failliet verklaard) or granted suspension of payments (surseance verleend).
4	Assumptions
For the purpose of this opinion, we have made the following assumptions:
4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	The documents were at their date, and have to the date of this opinion remained, accurate, complete and in full force and effect without modification and have not been revoked or declared null and void, and have been, or will have been, executed in the same form as examined by us for the purposes of this opinion, the Original Notes have been validly issued, offered, authenticated and fully paid up and the Exchange Notes will have been authenticated, issued, offered and exchanged for the Original Notes as contemplated by, and in accordance with, the Indenture, the Registration Statement and the Prospectus. All confirmations referred to in paragraph 3.8 and 3.9 are true.

4.4	The deed of incorporation is a valid notarial deed (notariële akte) and there were no defects in the incorporation of the Company not appearing on the face of the deed of incorporation.

4.5	The Company has not (i) had its assets placed under administration (onder bewind gesteld), (ii) been dissolved (ontbonden), merged (gefuseerd) or split up (gesplitst), or (iii) been subjected to any one of the insolvency and winding-up proceedings listed in Annex A or Annex B to the Council Regulation EC No. 1346/2000 of 29 May 2000 on Insolvency Proceedings (together “Insolvency Proceedings”, including, inter alia, bankruptcy (faillissement)).

4.6	The entry into the Indenture by the Company and the exercise of its rights and performance of its obligations under the Indenture will be of material commercial benefit (in het vennootschappelijk belang) to the Company.

4.7	The resolutions referred to in paragraph 3 were validly passed. The Company does not have and is not required to have a works council that has the right to give advice under the Works Councils Act (Wet op de ondernemingsraden).

4.8	The Indenture has been signed on behalf of the Company by a member of its management board in office at the time of signing or by a person authorised under the powers of attorney included in the management board minutes referred to in paragraph 3.3.

4.9	All documents and their entry into and performance are within the capacity and powers (corporate and otherwise) of, and have been or will have been validly authorised, entered into and duly performed by, each party other than the Company.

4.10	All documents, including any governing law provisions contained therein, are valid, binding and enforceable on each party (including the Company) under the law to which they are expressed to be subject where that is not Dutch law, and under any other applicable law than Dutch law. Words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by Dutch law.

4.11	Insofar as any obligation of the Company under the Indenture falls to be performed in, or is otherwise affected by the laws of, any jurisdiction other than the Netherlands, its performance would not be illegal or ineffective under the laws of that jurisdiction.

4.12	There are no dealings between the parties that affect the Indenture.

4.13	The guarantee given by the Company, and any liability accepted by the Company, is not given or accepted with a view to (met het oog op) the acquisition by any party of shares in the share capital of the Company or of any company of which the Company is a direct or indirect subsidiary.
5	Opinion

Based on the documents and assumptions referred to in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the following opinion:

5.1	The Company is existing as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law.

5.2	The Company has the corporate power to enter into and perform the Indenture.

5.3	The Company has taken all necessary corporate action to authorise its entry into and performance of the Indenture.

5.4	The Indenture has been validly signed by the Company.
6	Qualifications

This opinion is subject to the following qualifications:
6.1	This opinion is limited by, and therefore we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding, insolvency, liquidation (ontbinding en vereffening), reorganisation, fraudulent conveyance (Actio Pauliana) and other laws relating to or affecting the rights of creditors.

6.2	Under Dutch law, a legal act (rechtshandeling) performed by a legal entity (including (without limitation) a guarantee pursuant to which it guarantees the performance of obligations of a third party, whether or not affiliated with such third party, and any other legal act having similar effect and including (without limitation) an agreement pursuant to which it agrees to provide or provides security for its obligations under such agreement or guarantee or other act), may be nullified by any of its creditors if (a) such transactions are entered into by such debtor without a legal obligation to do so, (b) the rights of such creditors are thereby prejudiced, and (c) there is knowledge on the part of the relevant legal entity and the party with whom the transaction is made that the rights of the other creditors would be prejudiced.

6.3	If a legal act (rechtshandeling) performed by a legal entity (including (without limitation) a guarantee pursuant to which it guarantees the performance of obligations of a third party, whether or not affiliated with such third party, and any other legal act having similar effect and including (without limitation) an agreement pursuant to which it agrees to provide or provides security for its obligations under such agreement or guarantee or other act) which exceeds the entity’s objects or is not in the entity’s corporate interest (i.e. is not in furtherance of the entity’s objects), the act may (i) exceed the entity’s corporate power, (ii) violate its articles of association and (iii) be nullified by it on the basis of section 2:7 of the Dutch Civil Code if the other party or parties to the act knew or should have known that the entity’s objects were exceeded or that the act was not in the entity’s corporate interest.

6.4	Under Dutch law, a power of attorney does not preclude the principal from performing the legal acts covered by the power of attorney and can be made irrevocable only insofar as it is granted for the purpose of performing a legal act in the interest of the attorney or a third party and subject to any amendments made or limitations imposed by the court on serious grounds (gewichtige redenen). Each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by a company, will terminate by force of law and without notice, upon bankruptcy of the company and cease to have effect upon the company having been granted a suspension of payments.

6.5	The trade register extract and the confirmations referred to in paragraph 3 do not provide conclusive evidence that the information set out in the trade register extract is correct or that the Company has not become the subject of Insolvency Proceedings.

6.6	We do not express any opinion as to facts.

6.7	It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statements of belief or opinion contained in the Prospectus, or that no material facts have been omitted from it.
7	Reliance
This opinion is addressed to you solely for your benefit in connection with the Offer. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our prior written consent. We accept no responsibility or legal liability to any person other than yourselves in relation to the contents of this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission.
Yours faithfully,
/s/ Linklaters LLP